EXHIBIT E.3

June 30, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549
United States of America

Ladies and Gentlemen:

     I have acted as Legal Counsel to the Ministry of Economy and Finance of the República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement on Schedule B (No. 333-103739 ) of US$53,104,797 of 7.25% Bonds due 2011 (the “Bonds”) to be issued under an indenture dated as of May 29, 2003 by and among the Republic, Banco Central, as its financial agent, and The Bank of New York, as trustee (the “Indenture”). Such registration statement, as amended when it became effective, is herein called the “Registration Statement,” and the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated June 25, 2003, is herein called the “Prospectus.” In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, as amended as of the date hereof;

(ii)	a copy of the executed Indenture;

(iii)	the Prospectus;

(iv)	the form of the Bonds;

(v)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of Uruguay, including but not limited to the following (copies and translations of which are attached as exhibits hereto):

(1)	the Constitution of the República Oriental del Uruguay, in particular Articles 85 (6) and 196,

(2)	Law 16.696, dated March 30th, 1995 (“Carta Orgánica del Banco Central del Uruguay”), in particular Articles 3 (b), 7 (c) and 50,

(3)	Law 17.296, dated February 21st, 2001, in particular Articles 602, 604, 606 and 610, and Decree No. 242/2003 of the Executive Power, dated June 17, 2003, and

(4)	Resolution of the Board of Directors of Banco Central D/384/2003, dated June 18, 2003; and

(vi)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of Uruguay, the Bonds have been duly authorized by the above-mentioned Decree No. 242/2003 of the Executive Power, and when executed and delivered by Uruguay and authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement and the Prospectus Supplement, such Bonds will constitute valid and legally binding obligations of Uruguay.

     I hereby consent to the filing of this opinion with a post-effective amendment to the Registration Statement.

Very truly yours,

By: /s/ Maria Rosa Longone
Dra. Maria Rosa Longone Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

Exhibit A to Exhibit E.3

NATIONAL CONSTITUTION

[English translation of excerpt]

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law 16.696

English Translation of Relevant Provisions

Article 3.	(Purposes). The purposes of the Central Bank of Uruguay shall be:

	(a)	To ensure the stability of national currency.

	(b)	To ensure the normal functioning of local and foreign payments.

	(c)	To maintain an appropriate level of international reserves.

	(d)	To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7.	(Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

	(c)	Shall act as the government’s economic advisor, bank and financial agent.

Article 50.	(Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Traducción No. 13.984/15/01	Para: ASESORIA JURIDICO NOTARIAL

Documento:	Artículos 602-610 de la Ley No. 17.296 del 21 de febrero de 2001

CHAPTER II
PUBLIC SECTOR DEBT

ARTICLE 602. — The outstanding amount of Treasury Bonds and Treasury Bills shall be regulated by the following maximum values:

     a) as of January 1, 2001 - US$ 5,100,000,000.00 (5.1 billion US Dollars).

     b) as from the 2001 fiscal year, the above-mentioned limit shall be increased each fiscal year by the accrual of the authorized deficit amount.

ARTICLE 603. — The Executive Power shall include in the annual rendering of accounts a report on the use of the current ceiling.

ARTICLE 604. — The Executive Power is hereby authorized to issue and maintain a ceiling of Treasury Bills of US$ 1,250,000,000.00 (1.25 billion US Dollars), or its equivalent in other currencies, throughout the validity of the present law.

ARTICLE 605. — In any fiscal year, with the exception of the one that goes from January 1, 2004 to December 31, 2004, the Executive Power may exceed the stipulated ceiling in a maximum of 30% (thirty per cent) of the difference between the ceiling of the following fiscal year and the one in force for the fiscal year under consideration. This special circumstance shall be informed to the General Assembly and shall not modify the ceiling for the following fiscal years.

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ARTICLE 606.     The debt ceiling as of January 1, 2005 and until a new debt law is passed, shall be the one in force as of December 31, 2004, increased by US$500,000,000.00 (five hundred million US Dollars).

Article 607.     (Proceedings to be followed for the negotiation and access to credit form external sources). The authorization of any official proposal to request loans from international agencies, foreign institutions or Governments, in which the Republic should assume the borrower’s direct responsibility or the guarantor’s obligations, shall be under the exclusive jurisdiction of the Executive Power, in accordance with the Ministry of Economy and Finance and the Minister of the relevant sector, by underwriting the respective agreements. The procedure to be followed for the authorization of said negotiation and access shall be established by the pertinent regulations.

Article 608.     (Valuation).     For all the purposes of the present law, those liabilities in foreign exchange other than US Dollar shall be valuated at the applicable rate on December 31, 2000, or at the applicable rate at the time the transaction is made, in the case it takes place later on.

Article 609.     Degree-law No. 14268 of September 20, 1974, is hereby substituted by the following:

“ARTICLE 4. The proceeds of the placement of Treasury Bonds and other similar public debt instruments shall be credited to the order of the Ministry of Economy and Finance, in the account opened with Banco Central del Uruguay (BCU) for that purpose.

The Ministry of Economy and Finance shall choose the currency in which its accounts with BCU shall be held.”

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ARTICLE 610. — Decree-law No.14268 of September 20, 1974, is hereby substituted by the following:

“Article 5. Interest and redemption services on Treasury Bonds and other similar public debt instruments shall be conducted through Banco Central del Uruguay (BCU) in its capacity as financial agent of the State. Commissions and charges in any respect derived from the management of the same shall likewise be met by BCU in said capacity.

     The funds required to render the relevant services shall be made available to BCU one working day prior to maturity.

THE FOREGOING IS A TRUE TRANSLATION
ARTICLES 602 TO 610 OF LAW No. 17.296,

DATED FEBRUARY 21, 2001.

/s/ Dr. Rodolfo Caretti Dr. Rodolfo Caretti
Director General Ministerio de Economía y Financas

Decree No. 242/2003 of the Executive Power

MINISTRY OF ECONOMY AND FINANCE

Montevideo, June 17, 2003.

IN VIEW OF: the advisability of extending the Series of Treasury Bonds whose issuance was provided for in Article 3, subparagraph A.2 of Decree No. 130/003 of April 9, 2003, in order to increase the liquidity of said Bond in the international capital market.

WHEREAS:   I) said decree ordered the issuance of a Global Bond 2011 (7.25%) due on February 15, 2011, with a fixed annual interest rate of 7.25%, for up to the amount that might be necessary to implement the securities swap provided for in Decree No. 130/003.

                       II) for this purpose, Treasury Bonds of said Series were issued in the amount of US$446,895,203 (four hundred and forty-six million eight hundred and ninety-five thousand two hundred and three United States Dollars).

                       III) it is advisable for the Republic of Uruguay to extend said issue in the amount that may be necessary so that the issued Treasury Bonds total provided for in Article 3, subparagraph A.2 of Decree No. 130/003 reaches approximately US$500,000,000 (five hundred million United States Dollars).

WHEREAS:   I) the proposed extension is deemed to be advantageous to the interests of the State, as it implies, among other benefits, the eventual inclusion of the Global Bond 2011 in the

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EMBI bond index, consequently producing an increase in its liquidity and demand.

     II) the Indenture by virtue of which the Global Bond was issued provides for the possibility of extending the principal amount thereof.

PURSUANT TO: the provisions of articles 602-610 of Law No. 17296 of March 14, 1997, Decree No. 130/003 of April 9, 2003, with the amendments introduced by Decree No. 163/003 of April 30, 2003.

THE PRESIDENT OF THE REPUBLIC
DECREES

ARTICLE 1. To order the extension of the issue of Treasury Bonds due 2011 provided for in Article 3, subparagraph A.2 of Decree No. 130/003 of April 9, 2003, with the amendments introduced by Decree No. 163/003 of April 30, 2003 (Global Bond 2011 -7, 25%-).

The amount of Treasury Bonds to be issued on account of such extension shall not exceed US$ 53,104,797 (fifty-three million one hundreded and four thousand seven hundred and ninety-seven United States Dollars).

ARTICLE 2. The issuance date of this extension shall not be later than December 31, 2003.

ARTICLE 3. This extension shall be governed, where applicable, by the conditions and requirements provided for in Decree No. 130/003 of April 9, 2003, with the amendments introduced by Decree No. 163/003 of April 30, 2003, as regards the Bonds issued according to subparagraph A.2 of Decree 130/003.

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ARTICLE 4: Banco Central del Uruguay is hereby authorized to negotiate and execute on behalf of the Republic all contracts and related documents required for the purposes of placement and issuance of the Bonds referred to in Article 2.

ARTICLE 5: Ms. Maria Roca Longone, Lawyer, in her capacity as Legal Advisor of the Ministry of Economy and Finance, is hereby entrusted with the drafting and signing of the relevant legal opinions in respect of the obligations assumed by the Republic.

ARTICLE 6: The Director General of the Secretariat of the Ministry of Economy and Finance, Dr. Fernando González, or whoever subrogates him in the event of temporary absence of the same, is entrusted with the issuance of any other certifications and attestations required.

ARTICLE 7: Be it notified, etc.

Montevideo, June 20th, 2003

The foregoing is a true translation of Decree No. 242/2003, dated June 17th, 2003.

/s/ FERNANDO GONZALEZ MARQUEZ

Dr. FERNANDO GONZALEZ MARQUEZ
Director General
Ministerio de Economía y Finanzes

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[BANCO CENTRAL DEL URUGUAY LETTERHEAD]

TRANSCRIPT NO. 842/2003

      The Secretary General of Banco Central del Uruguay hereby CERTIFIES that in Minutes No. 2533 of its Board of Director’s meeting held on June 18, 2003, the following resolution was adopted: “D/384/2003 - EXTENSION OF THE GLOBAL BOND DUE 2011 - APPROVAL TO EXECUTE DOCUMENTS - APPOINTMENT OF REPRESENTATIVES - IN VIEW OF: Decree No. 242/003 of the Executive Power, of June 17, 2003, which provides for the extension of the Global Bond due 2011 (7.25%). WHEREAS: Said Decree takes up the proposal made by Citigroup Global Market Inc. on June 13, 2003. WHEREAS: The completion of said extension requires the execution of the relevant documents, being Banco Central del Uruguay authorized to such effect by the above mentioned Decree. PURSUANT TO: The provisions set forth in Articles 3, 4 and 7, subparagraph c), of Law No. 16696 of March 30, 1995 (Charter of Banco Central del Uruguay), and in Article 33, paragraph 2, item 3), subparagraph G) of the Accounting and Financial Administration Standards and the reports endorsed and submitted by the General Management on June 18, 2003. IT IS RESOLVED: 1) To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the contracts and other documents to be executed in order to complete the extension of the Global Bond due 2011 (7.25%) in the amount of US$53,104,797, to be made by the Republic. 2) To appoint the following officers: Mr. Ariel Fernàndez, C.P.A., Mr. Ricardo

Banco Central del Uruguay

Selves, Economist, Mr. Daniel Artecona, Lawyer, and Ms. Viviana Pérez, Lawyer, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay in its capacity as Financial Agent of the State, in its own name and in the name of the Republic, the text in the English language of the contracts referred to in paragraph 1) of this resolution, and any other documentation that may be necessary for the validity, perfection, execution, compliance and delivery thereof. 3) To appoint Mr. Gualberto de León, General Manager, Mr. Ariel Fernández, Operations Division Manager, Mr. Alberto Graña, International Operations Area Manager, and Mr. Daniel Artecona, Legal Counsel, as “Authorized Representatives” according to the provisions of the above mentioned contracts”.

          This transcript is issued in Montevideo, on the twenty-third day of the month of June, two thousand and three, for all pertinent purposes.

/signed/ Aureliano Berro Secretary General

/seal/

June 23rd, 2003

The foregoing is a true translation of Resolution D/384/2003 of the Banco Central del Uruguay.

By: /s/ Aureliano Berro

Name: Aureliano Berro
Title: Secretary General

(SEAL)